Exhibit (e)(8)
CONDITIONAL EXERCISE OF OPTIONS

TO:	Canada Southern Petroleum Ltd. (the “Company”)

AND TO:	1212707 Alberta Ltd. (the “Offeror”)

RE:	Conditional Exercise of Options
          WHEREAS the undersigned (the “Optionholder”) holds certain options (the “Options”) to acquire common shares of the Company, as more particularly set out in Paragraph 1 of Schedule “A” annexed hereto with an exercise price less than U.S.$13.10 per share;
          AND WHEREAS the Offeror has made an offer (the “Offer”) to acquire all common shares of the Company outstanding on the expiry date of the Offer at a price of U.S.$13.10 in cash per share (the “Offer Price”);
          AND WHEREAS if the Offer is successful and the Offeror takes up and pays for shares deposited under the Offer, the Optionholder desires to exercise the Options and tender the shares so received pursuant to the Offer;
          NOW THEREFORE in consideration of the mutual covenants of each of the Optionholder, the Company and the Offeror, one to the other as hereinafter provided, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Optionholder agrees with the Company and the Offeror, and the Company and the Offeror agree with the Optionholder, as follows:
1.	At the time the Offeror first takes up and pays for common shares of the Company under the Offer, the Optionholder agrees to exercise the Options in full and tender the common shares of the Company acquired upon exercise of the Options (the “Option Shares”) into the Offer.

2.	The Optionholder irrevocably directs the Offeror to pay the Offer Price for all such Option Shares firstly, to the Company in an amount equal to the Option exercise price for such Options Shares calculated as set forth in Paragraph 2 of Schedule “A” annexed hereto (the “Company Amount”) which is to be payable in Canadian funds and secondly, the balance (less, in the case of a non-resident option holder, any amount required to be withheld and remitted by the Offeror in respect of withholding taxes) to the Optionholder the amount of which shall be calculated as set forth in Paragraph 3 of Schedule “A” annexed hereto (the “Optionholder Amount”) which is to be payable in either U.S. or Canadian funds, as applicable, depending on the preference of the Optionholder as detailed in Block F of the Letter of Transmittal (as defined below).

3.	The Offeror agrees that if it takes up and pays for any common shares of the Company deposited under the Offer, it will take up and pay for the Option Shares tendered by the Optionholder into the Offer.

4.	The Company accepts such payment from the Offeror in full satisfaction of the Option exercise price for such Option Shares and agrees to issue or cause to be issued a share certificate in respect of such Option Shares in the name of the Optionholder which will be conditionally tendered to the Offer.

5.	The Offeror agrees to accept such tender of the Option Shares by the Optionholder pursuant to the Offer and without the requirement for the Optionholder to prepare, execute and deliver a notice of guaranteed delivery.

6.	The Optionholder hereby agrees to complete and execute a letter of transmittal (the “Letter of Transmittal”), as provided by the Offeror pursuant to the Offer, which is to accompany the certificates representing the Option Shares as conditionally tendered to the Offer.

7.	The Offeror and the Optionholder hereby agree that the Optionholder Amount to be paid by the Offeror to the Optionholder is to be paid in the currency of payment as detailed in Block F of the Letter of Transmittal.

8.	The Offeror, the Optionholder and the Company hereby agree that payment of the Company Amount and the Optionholder Amount will be effected by separate cheques in the amount of the Company Amount and the Optionholder Amount to be delivered in the manner as set forth in Paragraph 4 of Schedule “A” annexed hereto, and the Offeror hereby agrees to direct the depositary of the Offer to effect such arrangements.

9.	The Offeror hereby agrees that if the Offeror does not take up and pay for the Option Shares pursuant to the Offer that it will forthwith return the certificates representing the Option Shares and the Letter of Transmittal to the Company for further handling.

10.	This conditional exercise of Options shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.
THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK

This conditional exercise of Options shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.
          Dated as of the 18th day of August, 2006.

     Accepted and agreed as of the 18th day of August, 2006.

CANADA SOUTHERN PETROLEUM LTD.

Per:

1212707 ALBERTA LTD.

Per:

SCHEDULE “A”
1.	Option Details

Number of Options
Exercisable for
Name and Address	Option Shares (on a
of Optionholder	one for one basis)	Exercise Price (Cdn)	Grant Date
(A)	(B)	(C)	(D)
•	•	•	•
2.	Calculation of Company Amount
The Company Amount which shall be paid to the Company in the manner set forth in Paragraph 4 below shall be calculated in Canadian dollars as follows:

Company Amount	=	Sum of (Exercise Price (Cdn) X No. of Option Shares) for each Option set forth in paragraph 1 above

Exercise Price (Cdn)	=	Exercise Price (Cdn) for the Option Shares as set forth in Column C of Paragraph 1 above

No. of Option Shares	=	Number of Option Shares issuable upon exercise of Options as set forth in Column B of Paragraph 1 above
3.	Calculation of Optionholder Amount
The Optionholder Amount which shall be paid to the Optionholder in the manner set forth in Paragraph 4 below shall be calculated as follows:
(a) If the Optionholder has checked the box in Block F “Currency of Payment” in the Letter of Transmittal, the Optionholder Amount shall be paid in Canadian dollars calculated as follows (less, in the case of a non-resident option holder, any amount required to be withheld and remitted by the Offeror in respect of withholding taxes):

Cdn $ Optionholder Amount	=	(Cdn Offer Price X Total No. of Option Shares) — Company Amount

Cdn Offer Price	=	Offer Price of US $13.10 cash converted into Canadian dollars in the manner set forth in Block F “Currency of Payment” in the Letter of Transmittal

Total No. of Option Shares:	=	Total number of all Option Shares issuable upon exercise of Options as set forth in Column B of Paragraph 1 above

Company Amount	=	The Company Amount calculated as set forth in Paragraph 2 above
(b) If the Optionholder has not checked Block F “Currency of Payment” in the Letter of Transmittal, the Optionholder Amount shall be paid in US dollars calculated as follows (less, in the case of a non-resident option holder, any amount required to be withheld and remitted by the Offeror in respect of withholding taxes):

US $ Optionholder Amount	=	(US Offer Price X Total No. of Option Shares) — US Company Amount

US Offer Price	=	Offer Price of US $13.10

Total No. of Option Shares:	=	Total number of all Option Shares issuable upon the exercise of Options as set forth in Column B of Paragraph 1 above

US Company Amount	=	The Company Amount calculated as set forth in Paragraph 2 above converted into US dollars on the basis of the inverse of the exchange rate described in Block F “Currency of Payment” in the Letter of Transmittal
4.	Delivery of Cheques
(a)	Company Amount

Payment of the Company Amount shall be made by cheque in the name of “Canada Southern Petroleum Ltd.” which shall be held for pick-up by either John McDonald or Randy Denecky (as representatives of the Company) at the Calgary, Alberta offices of Computershare Investor Services Inc. (the depositary under the Offer).

(b)	Optionholder Amount

Payment of the Optionholder Amount shall be made by cheque in the name of the Optionholder which shall be:

(Optionholder to initial beside the method of delivery to be applied to their respective cheque)

___	(i) held for pick-up by either John McDonald or Randy Denecky (as representatives of the Company) at the Calgary, Alberta offices of Computershare Investor Services Inc. (the depositary under the Offer) for delivery to the Optionholder.

___	(ii) held for pick-up by the Optionholder at the Calgary, Alberta offices of Computershare Investor Services Inc. (the depositary under the Offer).

___	(iii) delivered to the Optionholder at the address set forth in Column A of paragraph 1 above by first class insured mail, postage prepaid.